Exhibit 107
Calculation of Filing Fee Tables
S-8
(Form Type)
Senti Biosciences, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share, under Amended and Restated 2016 Stock Incentive Plan	Rule 457(h)	8,594,815	(2)	$9.02	(3)	$77,525,231.30	0.0000927	$7,186.59
Equity	Common stock, par value $0.0001 per share, under 2022 Employee Stock Purchase Plan(4)	Rule 457(c) and Rule 457(h)	592,584	(5)	$1.97	(4)	$1,167,390.48	0.0000927	$108.22
Equity	Common stock, par value $0.0001 per share, under 2022 Equity Incentive Plan(4)	Rule 457(c) and Rule 457(h)	2,678,278	(6)	$1.97	(4)	$5,276,207.66	0.0000927	$489.11
Equity	Common stock, par value $0.0001 per share, under 2022 Inducement Plan(4)	Rule 457(h)	2,000,000	(7)	$1.97		$3,940,000.00	0.0000927	$365.24
Total Offering Amounts			13,865,677				$87,908,829.44		$8,149.16
Total Fee Offsets									$—
Net Fees Due									$8,149.16

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of the registrant’s common stock reserved for issuance upon exercise of stock options outstanding under the Amended and Restated 2016 Stock Incentive Plan (the “2016 Plan”).

(3)	Estimated in accordance with Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee and based on a weighted-average exercise price.

(4)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Global Market on August 17, 2022, which date is within five business days prior to the filing of this registration statement.

(5)
Represents 592,584 shares of the registrant’s common stock currently reserved for future issuance under the 2022 Employee Stock Purchase Plan (the “ESPP”). The ESPP contains an evergreen provision in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, and (ii) 1,000,000 shares of Common Stock for the Senti Biosciences, Inc. 2022 Employee Stock Purchase Plan.

(6)
Represents the sum of (i) 2,492,735 shares of the registrant’s common stock initially reserved for future issuance under the 2022 Equity Incentive Plan (the “2022 Plan”) and (ii) 184,543 shares of the registrant’s common stock added to the reserve under the 2022 Plan in connection with the forfeiture of stock options under the 2016 Plan subsequent to June 8, 2022. The 2022 Plan contains an evergreen provision which is the number of authorized shares as is cumulatively increased in accordance with the terms of the 2022 Plan on January 1, 2023 and on each January 1 thereafter through January 1, 2032, by 5% of the outstanding number of shares of common stock of the Company on the immediately preceding December 31 or such lesser number of shares as approved by the board of directors, based on the recommendations of the compensation committee

(7)
Represents 2,000,000 shares of the registrant’s common stock, par value $0.0001 per share reserved and made available for issuance under the 2022 Inducement Equity Plan (the “Inducement Plan”). The Inducement Plan is intended to qualify as an inducement plan and shall be reserved for persons to whom the Company may issue securities without stockholder approval as an inducement pursuant to Listing Rule 5635(c)(4) of the corporate governance rules of the Nasdaq Stock Market.